EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-101629), Form S-3 (Registration No. 333-99871), Form S-8 (Registration No. 333-128256), Form S-8 (Registration No. 333-122701) and Form S-8 (Registration No. 333-75346) of The Phoenix Companies, Inc. of our report dated February 22, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
March 1, 2006